UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement with XRoads Solutions

On January 13, 2009, ClearPoint Business Resources, Inc. (the “Company”) entered into a letter agreement (the “XRoads Agreement”) with XRoads Solutions Group, LLC (“XRoads”). Pursuant to the XRoads Agreement, among other matters, XRoads agreed to provide the services of Brian Delle Donne to serve as the Company’s Interim Chief Operating Officer (the “Engagement”). In such capacity, Mr. Delle Donne will have direct responsibility over the Company’s day to day operations and will report to Michael D. Traina, the Company’s Chief Executive Officer. XRoads will submit bi-weekly oral or written progress reports to the Company’s Board of Directors (the “Board”). The term of the Engagement commenced on January 13, 2008 and will continue for 4 months.

The Company agreed pay XRoads $50,000 per month for each of the first four months of Mr. Delle Donne’s services and the parties will mutually agree to a new fee structure in the event Mr. Delle Donne serves beyond that period. The Company also agreed to pay XRoads a monthly fee based upon achievement of certain increases in the Company’s earnings before interest, taxes, depreciation and amortization, calculated pursuant to the XRoads Agreement (“EBITDA”). Such fee will be equal to 10% of increases in the Company’s monthly EBITDA during the term of the Engagement over the Company’s EBITDA for the month ended January 31, 2009, capped at $50,000 per month. The Company agreed to pay reasonable expenses incurred by XRoads for services related to the Engagement and remitted a retainer in the amount of $10,000 to XRoads for such purpose. As of the date of this Current Report on Form 8-K, pursuant to the XRoads Agreement, the Company paid XRoads $50,000 for the first monthly fee and the $10,000 retainer for reimbursement of expenses. Any amounts not paid by the Company when due pursuant to the XRoads Agreement will bear interest at an annual rate of 12% or the maximum rate allowed by law, whichever is less.

In addition, the Company agreed to issue XRoads a warrant to purchase up to 100,000 shares of the Company’s common stock at the exercise price of $0.12 per share. Such warrant will be held in escrow, to be released within 120 days of the date of the XRoads Agreement, and will be exercisable upon such release through December 31, 2010. In the event the Engagement is extended, the Company agreed to issue an additional warrant to purchase 75,000 shares of the Company’s common stock with an expiration date of April 30, 2011.

In the event the Company elects to pursue a financing (either in the form of debt or equity) within one year of the date of the XRoads Agreement, XRoads shall serve as the Company’s non-exclusive financial advisor for such financing in accordance with the terms of the XRoads Agreement. If such financing is consummated pursuant to the terms set forth in the XRoads Agreement, the Company agreed to pay XRoads a transaction fee based on the type and value of the transaction. The transaction fee will be prorated accordingly in the event the Company retains an additional financial advisor in connection with the transaction, but such fee shall not be less than $75,000 if XRoads’ efforts result in an bona fide financing alternative for the Company.

Either the Company or XRoads may terminate the XRoads Agreement at any time with at least thirty days prior written notice. In the event of a material breach of the XRoads Agreement by either party, including, but not limited to, the Company’s failure to promptly pay amounts due for services rendered or for reimbursement of expenses, the non-breaching party may terminate the Engagement at any time thereafter upon 5 days advance notice.

The XRoads Agreement also includes various representations, warranties, covenants and other provisions customary for a transaction of this nature. The foregoing is a summary of certain material provisions of the XRoads Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the XRoads Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures set forth in Item 1.01 above relating to the XRoads Agreement are incorporated by reference into this Item 5.02.

In accordance with the XRoads Agreement, Mr. Delle Donne has been serving as the Company’s Chief Operating Officer since January 13, 2009.

Mr. Delle Donne, age 52, has served as a Principal at XRoads, an operational and performance improvement advisory firm, since June of 2008. Mr. Delle Donne also has served as a director of UMS Group, Inc., a global management consulting firm, since 1999. Mr. Delle Donne served as the Executive Vice President and Chief Operating Officer of Computer Horizons Corporation, an information technology staffing and solutions provider, from 2005 through 2007. Mr. Delle Donne worked as a private consultant following his service with Computer Horizons Corporation until joining XRoads. He also served as Executive Vice President and Chief Operating Officer of RCM Technologies, Inc., a staffing services provider for various markets, from 1998 through 2005. He served as Director and Member of the Executive Committee of RCM Technologies, Inc. from 2000 through 2004. Mr. Delle Donne is a graduate of Brown University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2009

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name: Michael Traina Title: Chief Executive Officer

3